Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2010 Conference Call
February 25, 2011
10am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2010. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on February 24, 2011, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Thank you and good morning. Even though the industry is accelerating into the recovery, let’s not forget that the most recent lodging downturn has been unprecedented. In the midst of the Great Recession, it is worth noting how lodging REITs reacted differently. Some issued equity at historically low prices. We however bought back half of the company’s shares. Some companies inadequately managed debt and interest expense, whereas since the beginning of 2008 we refinanced $671 million and carefully constructed various interest rate strategies that saved $126 million since inception. Some companies appeared gridlocked with regards to operating margins, whereas we excelled at minimizing the impact. We did suffer losses associated with our mezzanine investment portfolio, but as a percentage of our gross assets, the total amount of the impairments equated to a relatively small amount of 4.7%. When looking at our total investment in our mezzanine lending platform of $356 million, we anticipate that after all cash flow and return of principal is considered, we will have recovered approximately all of our initial investments which is quite an accomplishment considering the depth of the downturn. Our involvement in the mezz lending business has also led us to opportunities that we otherwise would not have been involved in. Our management team recognizes the intertwined and complex relations among lodging, debt, and capital market variables. With this expertise we will constantly strive to excel at minimizing losses in a downturn and maximizing the benefits of an upturn. We believe the steps we took, and will continue to take, separate us from our peers and will continue to contribute to substantial shareholder value creation. We continue to demonstrate that our platform is adept at transacting across all segments in equity and debt, both directly and via securities. These strategies have allowed us to out perform the peer average in terms of Total Shareholder Return since our IPO for the past 7, 6, 5, 4, 3, 2, and one year.
Our results for the fourth quarter 2010 were strong. We finished with a record AFFO of 40 cents per share in the quarter and a record of $1.50 for the year, reflecting for the year one of the best year over year growth rates of 34% for our lodging peer group. We have spoken before of our differentiated capital market and asset management techniques. Contributing to this performance were our operating performance, share buybacks, and interest rate strategy. The fourth quarter was another good example of these strategies at work on our hotel portfolio.
We reported a 7.5% increase in RevPAR for hotels not under renovation in the quarter. ADR was up 0.5% and occupancy was up 429 basis points. The industry is heading in the right direction now, with the opportunity to drive ADR as an increasing component of RevPAR growth. As in most cycles, some markets accelerate faster out of a downturn and this recovery is no exception. Although we see our portfolio diversity as an advantage, to date our RevPAR trend has lagged some of the growth in certain cities such as New York, Denver, New Orleans and Detroit where we have little exposure. As the lodging industry continues to improve broadly across the U.S., we would expect to see more of that pricing power come our way. Until then, we will remain keenly focused on driving operating results through cost control and flow-through.
That focus was evident once again in the fourth quarter results. For the hotels not under renovation, EBITDA margin increased 384 basis points from a year ago to 27.2%. While for all hotels, EBITDA margin increased 256 basis points to 26.9%. Our affiliated manager Remington, significantly contributed to these results, and the brand managers performed well as we continue to work very closely with them to keep costs under control. As ADR growth gains momentum, we anticipate that our operating margin improvement will remain strong.
Regarding capital expenditures, we completed $15.7 million of projects in the quarter, bringing us to $62.2 million for the year. Our goal, even during the downturn, was to stay ahead of capex and maintain high quality assets. During 2011, we will continue to selectively upgrade hotels to improve their competitive position in their market.
Another priority for us has been with our capital structure; namely, creating liquidity, extending our maturities and reducing overall leverage. We were successful on this front with our leverage ratio finishing at 55.0% compared with 59.0% at year end 2009. We also eliminated a 2012 maturity with a more attractive fixed rate loan that provided excess proceeds to pay down our credit facility. As of year end, we had $135 million of remaining borrowing capacity on our revolving credit line with only $115 million drawn. Looking ahead to our maturities, we have $209 million in hard maturities in 2011, most of which occurs in December, and $167 million in 2012, in addition to our credit facility. Our strategies to restructure or refinance these loans should benefit from improving operating fundamentals and greater debt availability.
We also demonstrated our discipline in the capital markets. We succeeded in our goal not to issue equity during the worst recession in the hotel industry, while virtually all of our peers completed follow on offerings and diluted their shareholders. Instead, we repurchased during that same time approximately 73.6 million common shares at an average price of $3.26 per share. The benefits of cutting our share count in half should enhance the appreciation of our shares for some time. The hard work earlier in the year to improve our balance sheet and enhance liquidity positioned us to take advantage of the improving fundamentals in the lodging sector. Near the end of the 4th quarter, we completed a small equity raise. Based on the $9.65 per share price from our December common share offering — and subsequent overallotment exercise —we created $50 million in shareholder value through that offering alone.
Our board has declared a dividend of $0.10/share for the first quarter 2011. We have provided guidance that we intend to pay at least this amount in subsequent quarters as well. However, each quarter’s specific dividend, if any, will be announced towards the end of each quarter. Coming off a record year of $1.50/share AFFO for the year 2010 we believe the dividend will be well covered and has the potential to grow in the future. The record date of the dividend will be March 31st payable on April 15th.
Looking ahead to 2011, we will remain focused on what has worked for us so far — improving our balance sheet and liquidity, controlling costs and generating improved operating results, while still pursuing selective, yet opportunistic, capital markets and investment opportunities. All of these we will of course execute with a commitment to outpacing our peers through improved shareholder returns.
Lastly, we plan to host an analyst and institutional investor conference in New York at the Palace Hotel on May 11th. This will be an opportunity for us to provide more details on our industry views as well as our competitive advantages in the lodging REIT sector. We will be sending out more detailed information in the near future and hope that you will save this date and plan to attend.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the fourth quarter we reported a net loss to common shareholders of $111,489,000, Adjusted EBITDA of $53,630,000, and AFFO of $29,462,000, or 40 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.7 billion. We had $2.5 billion of mortgage debt in continuing operations, with a blended average interest rate of 3.02%, clearly one of the lowest among our peers. Including our interest rate swap, 74% of our debt is now fixed rate debt. The weighted average maturity is 4.8 years.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO. For the fourth quarter, it was a loss of $18,540,000 and year to date it was a gain of $12,284,000.
At quarter’s end, our portfolio consisted of 97 hotels in continuing operations containing 20,458 rooms. We moved three assets to discontinued operations in anticipation of sales and we wrote down the Hilton Rye, New York by $23.6 million and Hilton Tucson, Arizona by $39.9 million. Additionally, as of year end we owned positions in 3 mezzanine loans with total book value of principal outstanding of $35.9 million with an average annual un-leveraged yield of 4.6%. In the quarter we took a full write down of $21.6 million on our JER Highland mezz loan 6 and a partial write down of $7.8 million on our Tharaldson portfolio mezz loan as it is coming due in April with no clear resolution.
Please note that we can no longer capitalize transaction costs and must expense them in the period. Since these costs as well as contract termination costs are one time costs we have elected to add them back for our calculation of our AFFO and our Adjusted EBITDA. For the fourth quarter they were $7 million.
Hotel operating profit for the entire portfolio was up by $7.8 million, or 14.7%, for the quarter.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.70 times versus a required minimum of 1.25 times. Ashford’s net debt to gross assets is at 55.0% versus a not to exceed level of 65.0% per our credit facility covenants.
Our share count stands at 80.8 million fully diluted shares outstanding which is comprised of 59.3 million common shares, 14.2 million OP units and 7.2 million shares of Series B convertible preferred.
I’d now like to turn it over to Douglas to discuss our capital market strategies.
Capital Market Strategies — Douglas Kessler
The transaction environment is clearly heating up as additional hotel assets come to market and financing is more readily available on better terms than during the past couple of years. REIT peers who raised equity are motivated to deploy capital, and are competing against well-capitalized funds that also see upside in the lodging market fundamentals. As a result, bidding is very competitive. However, our strong preference is to be selective and disciplined by avoiding the widely marketed transactions and utilizing whatever competitive advantages we have to succeed in achieving substantial EBITDA and FFO growth.
We have two full service hotels currently on the market — Hilton Rye Town and Hilton El Conquistador — and two select service assets. We continue to make progress on our sales efforts. The JW Marriott hotel closed yesterday and resulted in net cash proceeds of $43.6 million based upon a sales price of $96 million equating to a TTM cap rate of 3.7% and $285,000 per key. We will report on other sales as they follow. We intend to use the proceeds to pay off property level debt and pay down the credit facility. During the fourth quarter we received a discounted payoff of $4.4 million on our La Jolla mezz loan resulting in 87.5% of par payoff in total from all payments received from the borrower.
Lastly, we described on the prior call a couple transactions we completed during the fourth quarter that highlighted our ability to create value in this improving environment — most notably the conversion of a $1.8 billion interest rate swap to a fixed rate that locked in approximately $32 million of interest rate savings at no cost to us through the term of our original swap and the refinancing of the Marriott Crystal Gateway that generated $44 million of excess proceeds.
Clearly 2010 was an eventful year for Ashford. By implementing several unique, but very well thought out strategies we navigated the downturn and our shareholders have benefited. Given the substantial ownership position of insiders equating to 18.2%, we are significantly aligned with our shareholders in creating near term and long term value and dividends.
That concludes our prepared remarks and we will now open it up for questions.
Q&A
Ending — Monty Bennett
Thank you for your participation on today’s call. Don’t forget to mark your calendar for the morning of May 11th in New York for our institutional investor and analyst day.
We look forward to speaking with you again on our next call.